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                                                                 Exhibit 21(CEC)







                           LIST OF SUBSIDIARIES
                           --------------------
                                    OF
                                    --
                       CENTERIOR ENERGY CORPORATION
                       ----------------------------




         The subsidiaries of Centerior Energy Corporation, all wholly owned, are The Cleveland Electric Illuminating Company, The Toledo Edison Company, Centerior Service Company, Centerior Properties Company, Centerior Enterprises Company and Market Responsive Energy, Inc. All those subsidiaries are incorporated under the laws of the State of Ohio and do not do business under any names other than those listed above, except that The Cleveland Electric Illuminating Company does business under the trade name The Illuminating Company.



















March 26, 1997